Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 23, 2012 (September 28, 2012 as to the effects of the retrospective presentation of continuous consolidated statements of comprehensive income as discussed in Note 1 and change in operating segments described in Note 16) relating to the financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 2012, as amended by the Company’s Current Report on Form 8-K dated September 28, 2012.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
September 28, 2012